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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                   GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

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CONTACT:
Stanley J. Kay, Jr.
MacKenzie Partners, Inc.

212/ 929-5940

         WYSER-PRATTE DEMANDS SHAREHOLDER LIST FROM TELXON;
         SAYS BRICK SHOULD STOP USING "OSTRICH" DEFENSE

                  NEW YORK, NEW YORK, June 25, 1998---Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., Inc., announced today that he sent a demand for the Telxon Corporation (NASDAQ: TLXN) shareholder list to the Company's President and Chief Executive Officer, Frank E. Brick, in connection with Mr. Wyser-Pratte's solicitation of proxies for the Company's annual meeting. Mr. Wyser-Pratte believes that the annual meeting will be held on September 10, 1998, but Telxon has not made a formal announcement of the date.

                  "We have received many calls from Telxon shareholders who want information about the Company's plans and who are not happy that Frank Brick is not returning their calls," Mr. Wyser-Pratte said. "Frank Brick should stop using the "ostrich" defense and talk to his shareholders."

                   In the wake of Telxon's rejection of a $40 per share all cash acquisition proposal from Symbol Technologies, Inc., Mr. Wyser-Pratte filed preliminary proxy materials with the Securities and Exchange Commission and plans to solicit proxies to adopt bylaw amendments and nominate a director for election at the Company's 1998 Annual Meeting.

         The Wyser-Pratte bylaw amendments would make the following changes in the Company's corporate governance system:

         If a proposal is made to acquire the Company, the holders of 10% or more of the outstanding Shares would have the right to call a Special Meeting to vote on the offer. If the shareholders determined by a majority vote that the offer is in their best interests, the offer would be deemed "friendly" rather than "hostile," and the board would be required to stop using the poison pill against the offer.

         The board would have to act unanimously or obtain shareholder approval to take Defensive Actions against a takeover bid.

         Mr. Wyser-Pratte is also proposing bylaws that would allow holders of 25% of the Shares to call a special meeting, would opt Telxon out of Section 203 of the Delaware General Corporation Law and would repeal any bylaws adopted by the board of directors since June 11, 1998. He is also asking shareholders to recommend to the board that the Company reimburse his expenses in connection with this proxy solicitation.


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         The director nominee is Professor Jonathan R. Macey, J. DuPratt White
Professor of Law and the Director of the John M. Olin Program in Law and Economics at Cornell Law School.

                                   * * * * * *

         Mr. Wyser-Pratte owns beneficially 730,000 shares of Telxon common stock. Mr. Eric Longmire, of Wyser-Pratte & Co., and Professor Jonathan R. Macey of the Cornell Law School are also participants in the solicitation.